Exhibit 3.1

ARTICLES OF AMENDMENT OF

AGREE REALTY CORPORATION

AGREE REALTY CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Sections 2-601 et seq. of the MARYLAND GENERAL CORPORATION LAW (the “MGCL”).

SECOND: The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing paragraph (a) of Article SIXTH and inserting, in lieu thereof, the following new paragraph (a) of Article SIXTH:

“(a) The total number of shares of stock of all classes which the Corporation has authority to issue is 364,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $36,400, of which shares 360,000,000 are initially classified as “Common Stock” and 4,000,000 are initially classified as “Preferred Stock.” The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.”

THIRD: The total number of shares of stock of all classes which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 184,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $18,400, of which shares (a) 180,000,000 were initially classified as shares of “Common Stock” (par value $.0001 per share) and (b) 4,000,000 were initially classified as shares of “Preferred Stock” (par value $.0001 per share), of which 7,000 shares of Preferred Stock were classified as 4.250% Series A Cumulative Redeemable Preferred Stock (par value $.0001 per share).

FOURTH: The total number of shares of stock of all classes which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 364,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $36,400, of which shares (a) 360,000,000 are initially classified as shares of “Common Stock” (par value $.0001 per share) and (b) 4,000,000 are initially classified as shares of “Preferred Stock” (par value $.0001 per share), of which 7,000 shares of Preferred Stock are classified as 4.250% Series A Cumulative Redeemable Preferred Stock (par value $.0001 per share).

FIFTH: The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the foregoing amendment of the Charter.

SIXTH: The foregoing amendment of the Charter as set forth in these Articles of Amendment was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

SEVENTH: These Articles of Amendment shall be effective at the time the Department accepts these Articles of Amendment for record.

EIGHTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, Agree Realty Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 15th day of May, 2025.

Attest:		Agree Realty Corporation

By:	/s/ Peter Coughenour	By:	/s/ Joel N. Agree
Peter Coughenour		Joel N. Agree
Chief Financial Officer and Secretary		President